ImmunoGen, Inc.
128 Sidney Street, Cambridge, MA 02139-4239                                                                                                TEL: (617) 995-2500   FAX: (617) 995-2510

Contacts:

Investors Carol Hausner Senior Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Media Pete Holmberg Rx Communications Group, LLC Tel: (917) 322-2164 pholmberg@rxir.com

  For Immediate Release

ImmunoGen Announces Achievement of Milestone
in Collaboration with Millennium

– Initiation of Clinical Trials with MLN2704 Triggers Payment to ImmunoGen –

CAMBRIDGE, MA, November 21, 2002– ImmunoGen, Inc. (Nasdaq: IMGN) today announced that the Company earned a $1.0 million milestone payment from Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) with Millennium’s initiation of clinical trials with MLN2704 (formerly known as MLN591DM1). This milestone will be recognized as revenue in ImmunoGen's quarter ending December 31, 2002, the period in which the milestone payment was earned.

MLN2704 is an anticancer product candidate developed by Millennium. It is a Tumor-Activated Prodrug (TAP) product composed of Millennium’s MLN591 antibody and ImmunoGen’s DM1 effector molecule. ImmunoGen’s TAP technology uses tumor-targeting antibodies to deliver a highly potent cell-killing agent specifically to cancer cells. ImmunoGen’s proprietary DM1 is designed to remain attached to the antibody and inactive while the TAP product is circulating through the bloodstream, yet readily kill cancer cells once the product has reached the tumor. The MLN591 antibody to which the DM1 is attached binds specifically to the prostate-specific membrane antigen (PSMA), which is expressed by virtually all prostate tumors.

The Phase I study initiated by Millennium is a dose-escalation study in patients with metastatic androgen-independent prostate cancer, as noted in the press release issued by Millennium.

Mitchel Sayare, Ph.D., ImmunoGen Chairman and CEO, commented, “We are pleased with the progress Millennium has made in the development of MLN2704. Four DM1-based TAP products have now entered clinical testing – two developed by ImmunoGen and two by companies that licensed our TAP technology for use with their antibodies.”

In February 2002, ImmunoGen licensed to Millennium the right to use its DM1 TAP technology with antibodies that target PSMA in exchange for an upfront payment, milestone payments, and royalties on product sales. This license derived from a collaboration established between the companies in 2001 that provides Millennium with access to test ImmunoGen’s TAP technology with a restricted number of antigen targets.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s TAP technology uses tumor-targeting antibodies to deliver a highly potent, cell-killing agent specifically to cancer cells. Two ImmunoGen-developed TAP products are in clinical trials: cantuzumab mertansine, which is licensed to GlaxoSmithKline, and huN901-DM1, which is licensed to British Biotech in certain territories. ImmunoGen helps fund its programs by licensing its TAP technology to other companies. Several companies are developing TAP products that use ImmunoGen’s TAP technology with the partner’s antibody: Boehringer Ingelheim (bivatuzumab mertansine), Millennium (MLN2704), and Genentech (Trastuzumab-DM1). ImmunoGen also has multitarget agreements with Genentech, Abgenix, and Millennium.

This press release includes forward-looking statements based on management’s current expectations. For these statements, we claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause our actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the success of our research and clinical development processes; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; our dependence upon existing and potential collaborative partners; uncertainty as to whether our potential products or those of our collaborators will succeed in entering human clinical trials and uncertainty as to the results of such trials; the risk that we may not be able to obtain regulatory approvals necessary to commercialize our product candidates; the potential development by competitors of competing products and technologies; uncertainty whether our TAP technology will produce safe, effective and commercially viable products; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and other current reports filed with the Securities and Exchange Commission.